Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

DarkHorse Technologies Inc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value	(1)	Other	3,333,322	$2.60	$8,666,637.20	0.000087	$754.00

Total Offering Amounts:							$8,666,637.20		754.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$754.00

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares, no par value (“common shares”), of DarkHorse Technologies Inc., that may be offered or become issuable by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding common shares.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of a common share as reported on the Nasdaq Capital Market on October 5, 2026.

Representing 3,333,322 common shares, including 1,666,661 common shares issuable upon exercise of certain issued and outstanding warrants.